                                  EXHIBIT 12.1

                           NOBLE DRILLING CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)



                                                                  YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------
                                                 1998           1997         1996          1995        1994
                                           -----------------  --------     --------     --------     --------
Earnings:
Income before income taxes and
extraordinary charge....................(1)    $230,919        $379,613     $101,959     $  4,866     $ 27,195

Add:
Interest on indebtedness and
  amortization of debt expense
  and discount..........................          5,181          12,894       18,758       12,156       12,351

Interest component of rent expense......          1,314           2,128        1,668          731          457

Equity in losses of joint ventures......          4,216             528           --           --           --

Minority interest.......................             --             256          428          214          169
                                               --------        --------     --------     --------     --------

      Earnings as adjusted..............       $241,630        $395,419     $122,813     $ 17,967     $ 40,172
                                               ========        ========     ========     ========     ========
Fixed Charges:
Interest on indebtedness and
  amortization of debt expense
  and discount..........................       $  5,181        $ 12,894     $ 18,758     $ 12,156     $ 12,351

Capitalized interest....................         17,200           4,218           --           --           --

Interest component of rent expense......          1,314           2,128        1,668          731          457
                                               --------        --------     --------     --------     --------

                  Fixed charges ........       $ 23,695        $ 19,240     $ 20,426     $ 12,887     $ 12,808
                                               ========        ========     ========     ========     ========

Ratio of earnings to fixed charges......(2)        10.2            20.6          6.0          1.4          3.1
                                               ========        ========     ========     ========     ========

(1) Included in the 1997 amount is a non-recurring gain of $197,676,000 related to the sale of the Company's mat-supported jackup rigs.

(2) Excluding a non-recurring gain of $197,676,000 related to the sale of the Company's mat-supported jackup rigs, the ratio of earnings to fixed charges for 1997 was 10.3.